Exhibit 4.6

WILLIAM C. HITCHCOCK, E.A.
(E.A. No. 2002-71239)
P.O. BOX 50068
IRVINE, CA 92619-0068
Tel.: (949) 651-6344
Fax: (949) 651-1609

April 5, 2006

Mr. Bo Cosic
Cobalis Corp.
2445 McCabe Way, Ste. 150
Irvine, CA 92612

Re: Summary Invoice for Services rendered to and including 1-31-06

Dear Bo:

Pursuant to your request, the following is a summary of the prior invoices for services rendered between September 30, 2004 and January 31, 2006 which will be the subject of the Conversion Agreement dated 3-28-06:

1.	For Accounting Support Services: For the period from July 1, 2004 to and including 9-30-04: 38.5 hrs. @ $100/hr. = $3,850.00
2.	For Accounting Support Services: For the period from October 1, 2004 to and including June 15, 2005: 14.5 hrs. @ $100/hr. = $1,450.00
3.	For Accounting Support Services: For the period from June 16, 2005 to and including July 3, 2005: 11.8 hrs. @ $100/hr. = $1,180.00
4.	For Accounting Support Services: For the period from July 4, 2005 to and including September 4, 2005: 9.75 hrs. @ $100/hr. = $975.00
5.	For Accounting Support Services: For the period from September 5, 2005 to and including January 31, 2006: 12.75 hrs. @ $100/hr. = $1,275.00

Total due per the above invoices: $8,730.00

Thank you.
William C. Hitchcock, E.A.